EXHIBIT 99.1

PRESS RELEASE

For more information contact:                                                                           FOR IMMEDIATE RELEASE
Joseph M. Murphy
President and CEO
(207) 288-9343

Bar Harbor Bankshares Announces New Corporate Appearance

BAR HARBOR, Maine - (July 29, 2004) - Joseph M. Murphy, President and Chief Executive Officer of Bar Harbor Bankshares (AMEX: BHB) today announced the introduction of updated logos and simplified corporate identities to clarify the Company’s presentation to its customers.

In making the announcement, Mr. Murphy stated, "We have recently completed extensive market research which suggested that our corporate "brand" presentation is too complicated and does not adequately reflect our strongest asset, which is the energy, spirit and friendliness of our people. In response, we have refreshed our logos to emphasize the unique beauty of coastal Maine where we are delighted to live and work, and which we believe reflects the spirit of our employees."

In conjunction with this effort, Bar Harbor Bankshares has changed the name of its principal operating subsidiary, Bar Harbor Banking and Trust Company to Bar Harbor Bank & Trust. About this name change, Mr. Murphy commented, "We simplified the Bank’s name to coincide with how we believe it is used on an everyday basis throughout our marketplace. It is shorter, crisper, and easier to say, with no loss of continuity. We are very enthusiastic about the changes to our Company branding, and early feedback from our customers has been quite positive."

The Company has begun a comprehensive marketing program introducing its refreshed corporate identity, as well as new banking products, through the use of print, radio and television media. "We believe this program reflects our commitment to work closely with our customers, friends and neighbors as they plan for their futures," Mr. Murphy concluded.

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust, founded in 1887 and Bar Harbor Trust Services, a Maine chartered Trust Company and second tier subsidiary of the Company. With eleven branch office locations, the Company is a diversified financial services provider, offering commercial banking, consumer banking, trust, investment management, and brokerage services to individuals, businesses, governments, and not-for-profit organizations in Down East and Mid Coast Maine.